EXHIBIT 99.1

                          STANDARD MOTOR PRODUCTS, INC.
                        SUMMARY OF DIRECTOR COMPENSATION


The amended director compensation arrangement of Standard Motor Products, Inc. (the "Company") provides for the following:

     o Independent directors will be paid a retainer of (1) $35,000, any of which can, at the discretion of an individual director, be in shares of the Company's common stock and (2) common stock valued at $20,000, each based on the fair market value of the Company's common stock on the New York Stock Exchange Market as of the date of the Company's annual meeting of stockholders. Annual retainer payments are pro-rated based on the date an independent director joins the Board during any year.

     o    The Presiding Independent Director will receive a retainer of $20,000.

     o    The Chairman of the Audit Committee will receive a retainer of $7,500.

     o The Chairman of the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee will each receive a retainer of $5,000.

     o Independent directors will receive $1,000 for each Board and committee meeting they attend; provided that independent directors will receive an additional $1,000 if any Board or committee meeting or group of meetings extends longer than one day.

     o Independent directors are reimbursed promptly for Board or committee meeting expenses and are paid the cash portion of the annual retainer promptly following each annual stockholder meeting.

     o Non-independent Directors Arthur S. Sills and Peter J. Sills will receive $1,000 for each Board meeting they attend, reimbursement for meeting expenses and will be covered under the Company's medical plan. Lawrence I. Sills, being an officer of the Company, will not receive any payment for the fulfillment of his directorial responsibilities.

     o Pursuant to the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan, independent directors will each receive an annual restricted stock grant of 1,000 shares of the Company's common stock.

     o Independent directors shall be subject to the Stock Ownership Guidelines adopted by the Board of Directors.